Exhibit 99.1

Breitling Energy Announces Drilling Results of New Wilcox Sands Project

Dallas, Texas – December 30, 2014 – Breitling Energy Corporation (OTCBB: BECC) (the “Company”) recently announced participation in the New Wilcox Sands Project.

The Company is participating in the Jackson Prospect with Frank Davis Exploration Company, a Mississippi-based exploration and production company (“FDEC”). FDEC drilled a directional well from Concordia Parish, Louisiana to Adams County, Mississippi.

The Jackson Point #1 well reached total measured depth on December 23, 2014. The following day, Schlumberger ran its Triple Combo logging tools and took sidewall cores, which revealed significant shows of oil. The decision to run production casing was made on Christmas morning and casing was set and cemented on December 26, 2014. The Company estimates an additional five offset locations could be drilled on the property.

FDEC is currently coordinating perforating and flow back operations. The building of surface facilities should begin in January 2015.

“Our strategy at Breitling Energy all along has been to target assets that show potential at conservative oil prices,” Breitling Energy CEO Chris Faulkner said. “We say no to prospects a lot more often than we say yes. This way, we don’t worry what Saudi Arabia or OPEC is doing. If our strategy works today, it will work when prices recover, which we firmly believe they will,” Faulkner noted.

ABOUT BREITLING ENERGY CORPORATION

Breitling Energy Corporation is a growing U.S. energy company based in Dallas, Texas engaged in the exploration and development of high-probability, lower risk onshore oil and gas properties. The Company’s dual-focused growth strategy primarily relies on leveraging management’s technical and operations expertise to grow through the drill-bit, while also growing its base of non-operating working interests and royalty interests. Breitling Energy’s oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas and Northern Oklahoma, with non-operating investments in Texas, North Dakota, Oklahoma and Mississippi. Breitling Energy Corporation is traded over the counter under the ticker symbol: BECC. Additional information is available at www.breitlingenergy.com.

CONTACT: Thomas Miller, VP of Communications, Breitling Energy, 214-716-2600

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling Energy, 214-716-2060

SOURCE: Breitling Energy Corporation